Exhibit (e)(2)

Net2Phone, Inc.

Independent Committee Charter

Membership

     The Independent Committee (the "Committee") of Net2Phone, Inc. (the "Company") shall have at least three members, comprised solely of directors who meet the independence standards set forth in the rules of the National Association of Securities Dealers, Inc. ("NASD").

     Committee members shall be elected by the Company's board of directors (the "Board") annually, and shall serve until their successors have been duly elected and qualified. The Board shall designate one of the members as Chairman of the Committee, and the Secretary of the Company shall keep a separate book of minutes of the Committee's proceedings and actions.

Responsibilities

     The Company's Board of Directors believes it is appropriate to establish an Independent Committee to review and approve all Related Party Transactions (defined below) to comply with the rules of the NASD and as a matter of prudence and good corporate governance. In particular, the Independent Committee shall have the following responsibilities:

1.	Review and approve all Related Party Transactions. Related Party Transactions shall mean any transaction, or a series of similar transactions, to which the Company or any of its subsidiaries is to be a party, in which the amount involved exceeds $60,000 and in which any of the following persons had, or will have, a direct or indirect material interest:

(a)	Any director or executive officer of the Company;

(b)	Any nominee for election as director;

(c)	Any security holder who is known to the registrant to own of record or beneficially more than five percent of any class of the registrant's voting securities; and

(d)	Any member of the immediate family of any of the foregoing persons.

This definition is taken from Securities Exchange Commission Regulation S-K, Item 404, and any required interpretation of the above definition shall be made with reference to that regulation.

Related Party Transactions involving compensation decisions within the authority of the Compensation Committee, such as officer and director compensation, shall also be presented to the Committee for review and approval.

2.	Review and approve all material amendments and waivers to Related Party Transactions within a reasonable period of time.

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3.	While reviewing a proposed Related Party Transaction or a proposed amendment or waiver, the Committee shall consider only the merits of the proposal with respect to the Company's interests, free from extraneous considerations or influences.

4.	Review and approve any other matters that may be delegated for action by the Board or which may be recognized by the Committee as involving, or reasonably likely involving, a conflict of interest.

5.	Review annually the Independent Committee Charter and recommend any changes to the Board.

Limitation of Responsibilities

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to conduct investigations, to resolve disagreements, if any, between the Company and a related party, or to assure compliance with laws and regulations and the Company's Code of Conduct, which, with respect to all of the foregoing, arise in the ordinary course of business.

Conflicts of Interest

     Any member of the Committee that has a direct or indirect material interest in the transaction under consideration will recuse himself or herself from the review, negotiation and approval of such transaction.

Outside Advisors

     The Committee shall have full access to the Company's executive team, its internal legal and finance departments, and any outside financial or legal advisors as it deems appropriate. The Committee shall have the sole authority to retain and terminate third party consultants, appraisers and/or advisors to assist in their review of Related Party Transactions, including sole authority to approve any such firm's fees and other retention terms.

Meetings

     The Committee shall meet at such times as it deems necessary to fulfill its responsibilities. The Committee shall report regularly to the Board of Directors with respect to its activities and make recommendations to the Board of Directors as appropriate. The Committee may form one or more subcommittees, each of which may take such actions as may be delegated by the Committee.